                                                                      EXHIBIT 11

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                      COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)

                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                SEPTEMBER 30,               SEPTEMBER 30,
                                               1996          1995         1996          1995


NET LOSS                                   $(11,496,149) $(6,996,254) $(32,457,845) $(23,736,278)
                                           ============  ===========  ============  ============

WEIGHTED AVERAGE COMMON AND COMMON
EQUIVALENT SHARES:
  Weighted average common stock
    outstanding during the period          $ 25,732,987  $ 1,823,964  $ 22,085,644  $  1,817,536
  Conversion of preferred stock                      --   13,773,264     1,845,619    12,908,026
  Dilutive effect of common equivalent
    shares issued subsequent to
    October 31, 1994 (2)                             --      523,584        58,176       523,584
                                           ------------  -----------  ------------  ------------

                                           $ 25,732,987  $16,120,812  $ 23,989,439  $ 15,249,146
                                           ============  ===========  ============  ============

PRO FORMA NET LOSS PER COMMON SHARE        $       (.45) $      (.43) $     (.1.35) $      (1.56)
                                           ============  ===========  ============  ============

(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.
